Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Starwood Property Trust, Inc. on Form S-8 of our reports dated February 23, 2017 related to the consolidated financial statements and financial statement schedules of Starwood Property Trust, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Starwood Property Trust, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Miami, Florida
June 19, 2017